Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES THIRD

QUARTER FISCAL 2007 RESULTS AND

INTRODUCES FOURTH QUARTER GUIDANCE

FOOTHILL RANCH, Calif., November 29, 2007 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its third fiscal quarter ended November 3, 2007, and provided guidance for its fourth fiscal quarter.

•	Reports third quarter loss per diluted share of $0.04

•	Introduces fourth quarter earnings per diluted share guidance of $0.03 to $0.06

Third Quarter Financial Results

As previously announced, net sales for the 13-week period ended November 3, 2007, were $150.3 million compared to net sales of $143.3 million for the 13-week period ended October 28, 2006. Comparable store sales for the 13-week period ended November 3, 2007 decreased 3.4%. The Company reported a 7.3% comparable store sales increase for the 13-week period ended October 28, 2006.

Net loss for the quarter was $3.3 million, or $0.04 per diluted share. Results include an asset impairment charge of $1.6 million, or $0.02 per share. This compares to prior year third quarter net income of $2.4 million, or $0.02 per diluted share. The prior year results include non-cash stock compensation charges of $4.4 million related to performance shares granted to a merchandise consultant formerly used by the Company and a non-cash interest charge of $0.1 million associated with conversions of the Company’s Convertible Notes.

The Company ended the third quarter with $80.1 million of cash and marketable securities and $3.4 million of long-term debt, comprised of Convertible Notes, net of discount.

Ed Thomas, chief executive officer, commented, “While we were within our comparable stores sales expectation as updated in early October, earnings were below plan as we took aggressive markdowns on inventories to ensure we entered the holiday season with a fresh and clean merchandise assortment. From an aging perspective, our inventories began the holiday season much better positioned than they were in the past two years. We continue to monitor inventory levels carefully as we expect the retail environment to remain highly competitive during the holiday season.”

Mr. Thomas continued, “Among other areas, we are reviewing our net store count growth plans and, preliminarily, intend to slow our growth rate from approximately 15% in the current year to approximately 5% in fiscal 2008.”

First Nine Months Financial Results

Net sales for the nine months ended November 3, 2007, were $431.6 million compared to net sales of $397.9 million for the nine-month period ended October 28, 2006. Comparable store sales for the nine-month period ended November 3, 2007 decreased 0.9%. The Company reported a 7.3% comparable store sales increase for the nine-month period ended October 28, 2006.

Net income for the first nine months was $11.0 million, or $0.11 per diluted share. These results compare to the prior year’s first nine months net loss of $7.2 million, or $0.10 per diluted share. The prior year results include a benefit to sales and gross margin of $3.7 million associated with a customer loyalty program adjustment, $7.5 million in stock compensation charges related to the performance shares granted to the merchandise consultant formerly used by the Company, and non-cash interest charges of $18.2 million associated with the conversion of the Company’s Convertible Notes.

Store Openings

The Company opened 32 net new stores during the quarter and has opened 60 net new stores year-to-date. At November 3, 2007, the Company operated 490 stores in 47 states, the District of Columbia and Puerto Rico, including 396 Wet Seal stores and 94 Arden B stores.

Capital Transactions

During the third quarter, the Company did not repurchase shares under an existing share repurchase program. Year-to-date, the Company repurchased 3,593,700 shares for a total cost of $20.1 million. As of November 3, 2007, the Company has authorization to purchase up to 406,300 additional shares under the program. Repurchases are at the option of the Company and can be discontinued at any time.

Income Taxes

The Company has approximately $66.6 million of federal net operating loss carryforwards available to offset taxable income in fiscal 2007. The Company estimates an effective tax rate of approximately 3% for the year, mainly due to limitations in its ability to offset alternative minimum taxes with net operating loss tax carryforwards.

Fourth Quarter Guidance

For the fourth quarter, earnings are estimated in the range of $0.03 to $0.06 per diluted share. The guidance is based on the following major assumptions:

•

Total net sales between $168 million and $171 million versus $166 million in the prior year fourth quarter. The current year fourth quarter includes 13 weeks while the prior year fourth quarter included 14 weeks.

•	Comparable store sales between -4% and -6% versus a 3.1% increase in the prior year fourth quarter.

•	Seven net new store openings, with a net increase of five at Wet Seal and a net increase of two at Arden B. In the prior year fourth quarter, the Company opened 14 net new stores.

•

Gross margin rate between 31.3% and 32.6% of net sales versus 33.6% in the prior year. Included in gross margin is $0.4 million and $0.2 million in the respective current and prior year quarters in stock compensation expense.

•

SG&A expense between 29.7% and 30.2% of net sales versus 30.5% in the prior year. Included in SG&A expense is $0.7 million and $3.3 million in the respective current and prior year quarters in stock compensation expense.

•	Operating income between $1.8 million and $5.1 million versus $4.8 million in the prior year fourth quarter.

•

Interest income of $1.1 million versus interest expense of $10.2 million in the prior year fourth quarter. Included in the prior year fourth quarter is $11.0 million for the write-off of unamortized discounts, deferred financing costs and accrued interest associated with Convertible Notes that were converted into common stock during the prior year fourth quarter. The guidance for this year’s fourth quarter does not include an estimate for any such conversions or the related accelerated write-offs that may occur.

•	Income tax expense of $0.1 million to $0.2 million versus income tax expense of $0.3 million in the fourth quarter last year.

•	Weighted average shares outstanding of 97.0 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

The Company will host a conference call and question and answer session at 8:00 a.m. Pacific Time today. To participate in the conference call, please dial (877) 741-4251 and provide ID # 3094310. A broadcast of the call will also be available on our website, www.wetsealinc.com. A replay of the call will be available through December 6, 2007. To access the replay, please call (888) 203-1112 and provide the ID # 3094310.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of November 3, 2007, the Company operated a total of 490 stores in 47 states, the District of Columbia and Puerto Rico, including 396 Wet Seal stores and 94 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its fourth quarter of fiscal 2007, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

THE WET SEAL, INC.

SUMMARY STATEMENTS OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Net sales	$150,277	$143,272	$431,611	$397,923
Gross margin	43,034	48,127	141,076	137,507
Selling, general & administrative expenses	45,914	46,095	131,334	127,958
Store closure adjustments	—	—	—	(640)
Asset impairment	1,567	—	1,813	—

Operating income (loss)	(4,447)	2,032	7,929	10,189
Interest income (expense), net	1,025	369	3,436	(17,371)

Income (loss) before income taxes	(3,422)	2,401	11,365	(7,182)
Provision (benefit) for income taxes	(103)	—	341	(2)

Net income (loss)	$(3,319)	$2,401	$11,024	$(7,180)

Net income (loss) per share, basic	($0.04)	$0.03	$0.11	($0.10)

Net income (loss) per share, diluted	($0.04)	$0.02	$0.11	($0.10)

Weighted average shares outstanding, basic	90,014,566	72,976,557	91,517,322	70,176,210

Weighted average shares outstanding, diluted	90,014,566	101,493,089	102,055,130	70,176,210

THE WET SEAL, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

(Unaudited)

	November 3, 2007	February 3, 2007
ASSETS
Cash and cash equivalents	$19,837	$105,254
Marketable securities	60,225	—
Income taxes receivable	168	56
Merchandise inventories	51,830	34,231
Other current assets	15,870	12,399

Total current assets	147,930	151,940
Equipment and leasehold improvements, net	72,164	50,525
Deferred financing costs	448	555
Other assets	1,712	1,651
Goodwill	3,496	3,496

Total assets	$225,750	$208,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$19,542	$11,143
Accounts payable - other	14,447	10,078
Income taxes payable	—	128
Accrued liabilities	35,958	37,256
Current portion of deferred rent	4,703	3,381

Total current liabilities	74,650	61,986

Secured convertible notes	3,350	2,739
Deferred rent	29,247	22,501
Other long-term liabilities	2,001	1,977

Total long-term liabilities	34,598	27,217

Convertible preferred stock	2,167	2,167

Total stockholders’ equity	114,335	116,797

Total liabilities and stockholders’ equity	$225,750	$208,167

SOURCE: The Wet Seal, Inc.